Exhibit 99.3

ViewRay and Katie Couric Media Partner to Raise Awareness about MRIdian® MRI-Guided Radiation Therapy

Multiyear campaign will highlight clinical evidence and patient impact of MRIdian® for cancer treatment

CLEVELAND, OH, August 2, 2022— ViewRay, Inc, the U.S. maker of the MRIdian® System, today announced a partnership with award-winning journalist and cancer advocate Katie Couric’s multi-media company, Katie Couric Media (“KCM”). ViewRay and KCM are working together to launch a national awareness campaign to educate patients and clinicians about MRIdian SMART (Stereotactic MRI-guided adaptive radiotherapy) for treatment of pancreatic, prostate, lung, liver, breast, colorectal and oligometastatic cancers.

Nearly 25,000 patients have been treated by over 50 MRIdian systems, including 21 academic and community hospitals in the United States and nearly 30 other hospitals around the world. These centers are pioneering the use of MRIdian SMART treatments and have demonstrated favorable patient outcomes, including extended survival for pancreatic cancer patients and reduced side effects through shorter course treatments for prostate cancer patients. A list of hospitals using MRIdian is located at: https://viewray.com/find-mridian-mri-guided-radiation-therapy/

Couric’s life mission is focused on cancer prevention and research. After her first husband, Jay Monahan, died from colorectal cancer more than two decades ago, Couric bravely got a colonoscopy live on NBC’s Today show, which she cohosted from 1991 to 2006, to raise awareness of colon cancer screenings. The same year, she co-founded the National Colorectal Cancer Research Alliance, and then in 2008, Couric co-founded Stand Up To Cancer (SU2C). Since its launch, SU2C has raised more than $700 million to support cutting-edge collaborative science and its research has contributed to nine new FDA-approved therapies.

“I’m thrilled to announce our new partnership with ViewRay. Their one-of-a-kind technology is enabling clinicians to treat patients with targeted, and effective state-of-the-art MRI-guided radiation therapy. Innovation like this gives me hope for the millions of people around the world currently battling cancer” says Katie Couric.

In 2017, Couric and her husband, John Molner, started Katie Couric Media, a multi-media company that creates high-quality content in collaboration with purpose-driven brands that sparks curiosity, elevates conversation, inspires action and moves the world forward. “With over 5 million subscribers across multiple platforms, our audience at KCM is looking to support companies and brands that are innovative, best in class and striving to make a difference. ViewRay’s vision to conquer cancer by re-envisioning radiation therapy is a perfect example of this,” says John Molner, Katie Couric Media’s Co-Founder and CEO.

“Thousands of patients treated on MRIdian prove compelling and consistent clinical outcomes in both tough to treat and more common cancers. Patients demand short-course non-invasive therapy with fewer side effects and better quality of life, whether they face complex or more common forms of cancer. ViewRay is committed to delivering that to every patient who requires treatment,” said Scott Drake President and CEO of ViewRay. “Our expanding body of clinical data combined with our footprint of MRIdian systems make this the perfect time to partner with Katie and her team. This campaign is an expression and expansion of our dedication to empower cancer patients and their loved ones to find the hope that resides in the best available care.”

The MRIdian system provides oncologists outstanding anatomical visualization through diagnostic-quality MR images and the ability to adapt a radiation therapy plan to the targeted cancer with the patient on the table. This combination allows physicians to define tight treatment margins to avoid unnecessary radiation exposure of vulnerable organs-at-risk and healthy tissue and allows the delivery of ablative radiation doses in five or fewer treatment sessions, without relying on implanted markers. By providing real-time continuous tracking of the target and organs-at-risk, MRIdian enables automatic gating of the radiation beam if the target moves outside the user-defined margins. This allows for delivery of the prescribed dose to the target, while sparing surrounding healthy tissue and critical structures, which results in minimizing toxicities typically associated with conventional radiation therapy.

Disclaimer: Nothing in this material is intended to provide specific medical advice or to take the place of written law or regulations.

Safety Statement
The MRIdian Linac System is not appropriate for all patients, including those who are not candidates for magnetic resonance imaging. Radiation treatments may cause side effects that can vary depending on the part of the body being treated. The most frequent ones are typically temporary and may include, but are not limited to, irritation to the respiratory, digestive, urinary, or reproductive systems; fatigue; nausea; skin irritation; and hair loss. In some patients, side effects can be severe. Treatment sessions may vary in complexity and duration. Radiation treatment is not appropriate for all cancers. You should discuss the imaging with your doctor to make sure radiation treatment is right for you.

About ViewRay
ViewRay, Inc. (Nasdaq: VRAY), designs, manufactures, and markets the MRIdian® MRI-Guided Radiation Therapy System. MRIdian is built upon a proprietary high-definition MR imaging system designed from the ground up to address the unique challenges and clinical workflow for advanced radiation oncology. Unlike MR systems used in diagnostic radiology, MRIdian's high-definition MR was purpose-built to address specific challenges, including beam distortion, skin toxicity, and other concerns that potentially may arise when high magnetic fields interact with radiation beams. ViewRay and MRIdian are registered trademarks of ViewRay, Inc.

Medicare and most major insurers cover MRIdian radiation therapy. For more information about ViewRay and MRIdian, visit www.viewray.com

About Katie Couric Media
Founded by award-winning journalist, Katie Couric and her husband John Molner, Katie Couric Media creates high-quality content in collaboration with purpose-driven brands that sparks curiosity, elevates conversation, inspires action and moves the world forward. Katie Couric Media recently launched a new website and produces a newsletter, Wake-Up Call; podcast, Next Question; original video, including short-form digital series such as #SeeHer Story, The Bright Side, TIME Reports with Katie Couric, Daring to Disrupt and Thank You Notes; as well as documentaries and scripted series. Couric (@KatieCouric) is a number one New York Times best-selling author of her memoir and a co-founder of Stand Up To Cancer. For more information, visit KatieCouric.com.

ViewRay, Inc.
Samantha Pfeil
Director, Marketing Communications
media@viewray.com

Katie Couric Media
Jaret Keller
Key Group Worldwide
jkeller@keygroup.tv
917-628-0480